Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2026, with respect to the consolidated financial statements of Freenome Holdings, Inc. in Post-Effective Amendment No.1 to the Registration Statement (Form S-4 No. 333-295377) of Freenome, Inc. (successor to Perceptive Capital Solutions Corp) and related proxy/prospectus of Perceptive Capital Solutions Corp and Freenome Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California
July 23, 2026